EXHIBIT 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is effective February 2, 2010, by and between Princeton National Bancorp, Inc., (the “Company”), and Tony J. Sorcic (the “Consultant”):
RECITALS:
     WHEREAS, the Company and the Consultant desire to set forth their respective rights and obligations in connection with the certain consulting services of the Consultant;
     NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements and understandings contained herein, the parties hereto agree as follows:
AGREEMENT:
     1. Retention. The Company agrees to retain the Consultant during the Term (as such term is hereinafter defined in Section 4 below) and the Consultant hereby accepts such engagement by the Company, subject to the terms and conditions hereinafter set forth herein. This Agreement establishes the terms of Consultant’s retention and any payment(s) to which the Consultant is entitled during the Term. The Company and the Consultant retain the right to terminate this Agreement for the reasons described in Section 4 below.
     2. Responsibilities and Duties. Consultant shall continue to serve as the President and Chief Executive Officer of the Company until February 1, 2010, at which time he desires to retire from his employment with the Company. During the period from the date hereof through February 1, 2010, Consultant will continue to be an employee of the Company and shall be employed pursuant to the Employment Agreement (as hereafter defined in Section 7 below). Consultant agrees that he desires to participate in the transition to the new President and Chief Executive Officer and hereby tenders his resignation as an employee and officer of the Company effective as of the end of the day on February 1, 2010. The Company hereby accepts such resignation, effective as of the end of the day on February 1, 2010. The Company and Consultant intend that Consultant have a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, on February 2, 2010. In order to facilitate a smooth and orderly transition within Company upon Consultant’s retirement, and to assure access to Consultant’s unique and valuable services, Company desires to retain the services of Consultant as a consultant for a specified Term, as described in Section 4 below, on the terms and conditions set forth herein.

     3. Compensation/Consultant Fee. In consideration of the performance of such services by the Consultant, the Company will pay the Consultant $10,000 per month, payable on the last day of each month (the “Fee”). In the event this Agreement terminates pursuant to Section 4 prior to July 31, 2010, for the month in which such termination occurs (the “Termination Month”), the Company shall pay Consultant a pro-rata portion of $10,000 determined by dividing the number of days of the Termination Month through the termination date divided by the total number of days in such month.
     4. Consulting Term. The period of the Consultant’s retention by the Company under this Agreement (the “Term”) shall commence on February 2, 2010 and terminate on July 31, 2010, or such earlier date upon the occurrence of any of the following events:
(A)	the death or retirement of the Consultant; or

(B)	the Consultant’s Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental condition of the Consultant that prevents him from performing the consulting services described above as determined by the President & CEO and the Board of Directors of the Company; or

(C)	upon a 30 day advance notice by either the Company or the Consultant or upon a mutual written agreement between the Company and the Consultant agreeing to an early termination date; or

(D)	termination of this Agreement by the President & CEO and Board of Directors of the Company for “Cause,” which shall mean: (1) Consultant engages in act(s) or omission(s) constituting dishonesty, willful misconduct, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the business or property of the Company; (2) Consultant is convicted of a felony; or (3) Consultant substantially non-performs his assigned duties for a period of thirty (30) days after the Company has given written notice to Consultant of such non-performance and its intention to terminate this Agreement because of such non-performance.
In the event this Agreement terminates for any of the reasons set forth in Section 4(A) through (D), the Consultant shall only be paid the Fee through the date of his death, retirement, Disability, the date this Agreement is terminated for Cause or the date this Agreement is terminated upon 30 days advance notice by either party or by mutual written agreement of parties.
     5. Binding Effect; Assignment. The Company may assign this Agreement to any of its affiliates or their successors or assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its affiliates and their successors and assigns. This Agreement shall be binding upon and shall inure to the benefit of the Consultant. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant.
     6. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not expressly set forth in this Agreement. Consultant shall have use of an office similar to his current office and administrative assistance as needed during the Term.
     7. Other Agreements. Effective February 1, 2010, the Employment Agreement dated December 15, 2008 between the Consultant and the Company shall be terminated, except for those provisions that survive termination, including but not limited to, Section 6(d). Pursuant to Section 7(f) of the Employment Agreement, all amounts or benefits due the Consultant under the Employment Agreement shall terminate effective February 2, 2010 with the exception of the Consultant’s rights under applicable retirement plans and policies of the Company.
     8. Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), or sent by facsimile transmission, as follows:
     If to the Consultant:
     To the address on file at the Company
     If to the Company:
     Princeton National Bancorp, Inc.
     Attn: Board of Directors
     606 South Main Street
     Princeton, Illinois 61356
or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or, if mailed upon receipt thereof; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.
     9. Severability. If any provision of this Agreement, or any application thereof to any circumstance, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

     10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, excluding any choice of law rule requiring application of the law or any other jurisdiction.
     11. Entire Agreement. Except to the extent provided in Section 7 herein, this Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, written or oral, between them as to such subject matter.
     12. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the 18th day of December, 2009.

PRINCETON NATIONAL BANCORP, INC.
By:	/s/ Craig O. Wesner
Craig O. Wesner,
Chairman of the Board of Directors

/s/ Tony J. Sorcic
Tony J. Sorcic, Consultant

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